EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2014 FIRST QUARTER RESULTS

*  First Quarter Financial Results Mark 18th Consecutive Quarter of Profitability;
*  Company Sees Revenue Growth in Second Quarter 2014

MOUNT LAUREL, NJ, April 30, 2014 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the first quarter ended March 31, 2014.

2014 First Quarter

  First quarter 2014 bookings were $10.2 million, compared with fourth quarter 2013 bookings of $9.3 million, and first quarter 2013 bookings of $7.7 million; 19% of first quarter 2014 bookings were derived from non-semiconductor test.
  First quarter 2014 net revenues were $8.8 million, compared with fourth quarter 2013 net revenues of $9.3 million, and first quarter 2013 net revenues of $9.0 million; 14% of first quarter 2014 net revenues were derived from non-semiconductor test.
  First quarter 2014 gross margin was $4.2 million, or 48%, compared with fourth quarter 2013 gross margin of $4.7 million, or 50%, and first quarter 2013 gross margin of $4.1 million, or 46%.
  First quarter 2014 net earnings were $286,000, or $0.03 per diluted share, compared with fourth quarter 2013 net earnings of $692,000, or $0.07 per diluted share, and first quarter 2013 net earnings of $292,000, or $0.03 per diluted share.
  Cash and cash equivalents of $18.9 million at March 31, 2014 were essentially unchanged as compared with $19.0 million at December 31, 2013.

Commenting on the Company's financial results, Robert E. Matthiessen, president and chief executive officer, noted, "Our results for the first quarter of 2014 were in-line with our guidance, and net earnings of $0.03 per diluted share marked our 18th consecutive quarter of profitability. While net revenues of $8.8 million declined sequentially as expected, our quote activity has been strong, translating into bookings of $10.2 million for the quarter, an increase of approximately $1 million over fourth quarter 2013 bookings. In addition, we reported a positive book-to-bill ratio for the quarter and have a solid balance sheet with no debt."

Mr. Matthiessen continued, "Looking forward, we continue to have a positive outlook for 2014, bolstered by our quote activity. We see revenue growth resuming in the second quarter of 2014, and overall we expect that 2014 will be stronger than 2013. Our long-term objective is to grow and transform inTEST Corporation into a broad-based thermal solutions test company while continuing to supply our valued customers in the semiconductor test arena. Today, inTEST has evolved into a thermal test solutions provider, offering a comprehensive product portfolio capable of addressing growth markets in both the semiconductor and non-semiconductor sectors, including automotive, consumer electronics, defense/aerospace, energy, industrial, and telecommunications. We believe the conditions for our long-term success remain firmly in place."

Second Quarter 2014 Financial Outlook:
We expect that net revenues for the second quarter ended June 30, 2014 will be in the range of $11.0 million to $12.0 million and that net earnings will range from $0.09 per diluted share to $0.12 per diluted share. Our outlook is based on our current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss inTEST's 2014 first quarter financial results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to inTEST's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EDT on April 30, 2014 is (480) 629-9856. The Passcode for the conference call is 4678680. Please reference the inTEST 2014 Q1 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2014 Q1 Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

tables follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2014	3/31/2013	12/31/2013
Net revenues	$ 8,797	$ 8,973	$ 9,335
Gross margin	4,185	4,105	4,689
Operating expenses:
Selling expense	1,326	1,189	1,423
Engineering and product development expense	923	996	817
General and administrative expense	1,532	1,556	1,427
Operating income	404	364	1,022
Other income	7	6	15
Earnings before income tax expense	411	370	1,037
Income tax expense	125	78	345
Net earnings	286	292	692

Net earnings per share - basic	$0.03	$0.03	$0.07
Weighted average shares outstanding - basic	10,394	10,327	10,378

Net earnings per share - diluted	$0.03	$0.03	$0.07
Weighted average shares outstanding - diluted	10,449	10,366	10,435

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/2014	12/31/2013
Cash and cash equivalents	$18,853	$19,018
Trade accounts receivable, net	5,889	5,748
Inventories	3,803	3,243
Total current assets	29,513	29,081
Net property and equipment	1,323	1,254
Total assets	35,935	35,481
Accounts payable	1,561	1,064
Accrued expenses	2,840	3,185
Total current liabilities	4,455	4,332
Noncurrent liabilities	-	-
Total stockholders' equity	31,480	31,149

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